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                                                                 Item 23.(p)(vi)

                            HUSIC CAPITAL MANAGEMENT
                                 CODE OF ETHICS

              April 15, 1996, as amended through January 15, 1999

                                  INTRODUCTION

Set forth below is the Code of Ethics adopted by the General Partner of Husic Capital Management (the "Adviser"). This Code of Ethics is based on the principle that the officers of the Adviser's General Partner and employees of the Adviser owe a fiduciary duty to all of the Adviser's clients to conduct their affairs, including personal securities' transactions, in such a manner as to avoid: (i) purring their own personal interests ahead of the Adviser's clients; and (ii) any actual or potential conflicts of interest involving the Adviser's employees and the General Partner's officers.

The effective date of the Code of Ethics is April 15, 1996, as amended as of January 15, 1999. Please direct any questions to the Compliance Officer or the Chief Financial Officer. As of the date of this Code, Alice Schulman, Compliance Director of the Adviser, is designated as the Compliance Officer.

                                 CODE OF ETHICS

I. DEFINITIONS

1. "Account(s)" refers to all accounts under the management of the Adviser.

2. "Approval" of otherwise prohibited activities by the Compliance Officer or other designated individual shall in all cases be based upon a determination that such approval would be consistent with the interests of the Accounts and would involve no actual or potential conflict of interest.

3. "Employee" means any employee of the Adviser and, includes officers of the General Partner of the Adviser.

4. "Advisory Person" means any employee of the Adviser, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an Account, or whose function relates to the making of any recommendations with respect to such purchases or sales. The Compliance Officer maintains a current list of all Advisory.

5. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated to the Adviser's Chief Investment Officer for approval.

6. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person or an Advisory Person has or acquires. "Beneficial ownership" is generally understood to include those securities from which a person enjoys some economic benefits which are substantially equivalent to ownership, regardless of who is the registered owner.

7. The definition of "Personal Account" includes each and every account (other than an account for the benefit of any of HCM's clients) for which an Employee influences or controls investment decisions. An account for the benefit of any of the following will be presumed to be a "personal account" unless the Employee and the Compliance Officer or the Chief Financial Officer otherwise agree in writing.

     -    An Employee of HCM


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          -    The spouse of an Employee.

          - Any child under the age of 22 of an Employee, whether or not residing with the Employee.

          - Any other dependent of an Employee residing in the same household with the Employee.

          -    Any other person residing in the same household as the Employee.

          - Any other account in which an Employee has a direct or indirect beneficial interest, e.g., an account for a trust, estate, partnership or closely held corporation in which the Employee has a beneficial interest.

     If any Employee certifies in writing to the Compliance Officer or the Chief Financial Officer that (i) the certifying Employee does not influence the investment decisions for any specified account of such spouse, child or dependent person and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Employee has provided, the Compliance Officer or the Chief Financial Officer may, in his or her discretion, determine that such an account is not an Employee's "Personal Account".

8. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

9. "Security" shall include all forms of debt and equity securities, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities and other money market instruments.

II.  PROHIBITED TRANSACTIONS BY HCM EMPLOYEES

1. It is a basic policy that no Employee should be permitted to profit from the securities activities of the Accounts or the Adviser. Accordingly, no such person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

          (i)  is being considered for purchase or sale by any Account; or

          (ii) is being purchased or sold by any Account.

2. No such Employee shall disclose to persons not employed by the Adviser the securities activities engaged in or considered for the Accounts.

3. No such Employee shall seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Adviser.

For purposes of this provision, the following gifts from broker-dealers or other persons providing services to the Adviser will not be considered to be in violation of this section:

          (i)   an occasional meal;

          (ii) an occasional ticket to a sporting event, the theater or comparable entertainment; or

          (iii) a typical holiday gift.



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4.   Acquire any "hot" new issues in an initial public offering. "Hot" new issues are defined as initial public offerings of securities, which later sell at a premium in the secondary market. This prohibition does not apply to purchases of "hot" new issues after they begin trading in the secondary market.

5. Purchase or sell a security within seven trading days before and after an Account trades in that security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement.

6. Purchase any securities in a private placement, without prior approval of the Compliance Officer or, in her absence, the Chief Financial Officer. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in the subsequent consideration of an investment in the issuer for any Account. In such circumstances, a decision to purchase securities of the issuer shall be subject to independent review and approval by the Compliance Officer and the Chief Financial Officer. If either or both of the Compliance Officer and the Chief Financial Officer have a personal interest in the issuer, then review and approval shall be by either or both of the Chief Investment Officer and Director of Operations.

7. Serve as an officer or a member of the board of directors of any publicly traded company without prior authorization of the Compliance Officer and the Chief Financial Officer.

8. Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement.

III.  PROHIBITED TRANSACTIONS BY HCM ACCOUNTS

An Account shall not invest in a security of an issuer of which an Employee of the Adviser is an officer, director, or the owner of more than 5% of its outstanding securities, without prior written approval of the Compliance Officer and the Chief Financial Officer.

IV.  EXEMPTED TRANSACTIONS

The prohibitions of Section II and III of this Code shall not apply to:

1.   Purchases or sales of shares of any registered investment company.

2. Purchases or sales for a Personal Account which are non-volitional on the part of the Employee.

3. Purchases for a Personal Account which are part of an automatic dividend reinvestment plan.

4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

5. Purchases or sales which receive the prior approval of the Compliance Officer and the Chief Financial Officer because:

     (i)   they may be only remotely potentially harmful to an Account;

     (ii) they would be very unlikely to affect a highly institutional market; or

     (iii) they clearly are not related economically to the securities to be purchased, sold or held by the Account.
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V.   PRIOR APPROVAL OF ALL PERSONAL SECURITIES TRADES

All Employees shall receive prior approval by submitting to the Trading Desk an "Intention To Execute Employee Personal Trades" form before purchasing or selling securities. The Head Trader must give such approval in writing prior to the trade being executed. Such authorized forms will be reviewed monthly by the Compliance Officer.

VI.  REPORTING

1. All employees shall disclose to the Adviser's Compliance Officer all personal securities trades by providing duplicate copies of broker confirmations and statements, and by submitting the "Quarterly Personal Transaction Report." The Quarterly Personal Transaction Reports are distributed by the Compliance Officer on the first business day following the end of each quarter and must be returned by all Employees within 10 days of the end of the calendar quarter for prompt review by the Compliance Officer. The Quarterly Personal Transaction Report require an Employee to provide a "negative report" if he or she did not have any transactions during that quarter.

2.   Every Employee shall certify annually that:

          (i)   he or she has read and understand the Code of Ethics

          (ii) he or she has complied with the requirements of the Code of Ethics; and

          (iii) he or she has reported all personal transactions as required by the Code of Ethics.

     The annual certification shall also include a complete list of personal securities holdings as of the end of the applicable calendar year.

3. Every Employee shall report to the Adviser's Compliance Officer with respect to transactions in any security as required by the Investment Adviser's Act of 1940.

VII. SANCTIONS

Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

VIII. RETENTION OF RECORDS

This Code of Ethics, a copy of each report filed by employees, any written report relating to the interpretation of such Codes, or violations thereunder, and lists of all persons required to make reports, shall be preserved with records of the Adviser for the period of 5 years.